CONSUMERS ENERGY PRESIDENT: UTILITY CUSTOMERS

AND STATE’S RENEWABLE ENERGY EFFORTS WILL BENEFIT

FROM MPSC DECISION

JACKSON, Mich., Jan. 27, 2005 – Consumers Energy’s 1.75 million electric customers and the state’s renewable energy efforts will benefit from a decision by the Michigan Public Service Commission (MPSC), the utility’s president said today.

The MPSC action on Tuesday will reduce electric costs for customers by an estimated $14 million or more this year, conserve 30 billion to 40 billion cubic feet of natural gas annually, and some of the overall savings will provide $5 million a year for renewable energy projects.

“The conservation of natural gas and the savings to customers definitely make this a win-win situation. On top of that, this order also provides funding to support significant renewable energy development in Michigan,” said John Russell, Consumers Energy’s president and chief operating officer.

“We appreciate the MPSC’s action on this important case, which will help address the long-term energy needs of our state and its residents and businesses,” he added.

Under the MPSC order, Consumers Energy will reduce the amount of electricity it uses from the gas-fired Midland Cogeneration Venture (MCV) and replace it from lower-cost sources. That will allow the MCV to conserve 30 billion to 40 billion cubic feet of natural gas a year, enough to serve about 300,000 homes. The MCV can produce up to 1,500 megawatts of electricity and up to 1.35 million pounds per hour of steam for industrial use.

The net savings will be shared with the utility’s customers, reducing their electric costs by an estimated $14 million or more this year.

Russell said Consumers Energy and the MCV general partners have accepted the terms of the order and are implementing the conservation program.

Consumers Energy, the principal subsidiary of CMS Energy, provides natural gas and electricity to more than six million of the state’s nearly 10 million residents in all 68 Lower Peninsula counties.

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For more information about Consumers Energy, visit our Website at www.consumersenergy.com

Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395